LRO # 62 Charge/Mortgage	Receipted as WE1708028 on 2023 11 02	at 15:55
The applicant(s) hereby applies to the Land Registrar.	yyy mm dd	Page 1 of 6

Properties
PIN	17566 - 0052 LT	Interest/Estate	Fee Simple
Description	PT LT 28 CON 1 SALTFLEET BEING PTS 9,10 & 28 PL 62R15125; CITY OF HAMILTON
Address	490 NASH ROAD NORTH
HAMILTON

Chargor(s)

The chargor(s) hereby charges the land to the chargee(s). The chargor(s) acknowledges the receipt of the charge and the standard charge terms, if any.

Name	SUSGLOBAL ENERGY CANADA CORP.
Address for Service	200 Davenport Road, Toronto, Ontario,
M5R 1J2
A person or persons with authority to bind the corporation has/have consented to the registration of this document.
This document is not authorized under Power of Attorney by this party.

Chargee(s)		Capacity	Share
Name	R. WILLIAMSON CONSULTANTS LIMITED		350000/105000 0
Address for Service	86 Carrick Trail, Gravenhurst, Ontario, P1P 0A6

Name	P.I.C.K.S. INC.		350000/105000 0

Address for Service	1-85 West Wilmot Street, Richmond Hill, Ontario L4B 1K7

Name	2654666 ONTARIO INC.		350000/105000
0
Address for Service	98-83 Mondeo Drive, Scarborough, Ontario, M1P 5B6
Statements

Schedule: See Schedules

Provisions
Principal	$1,050,000.00	Currency CDN
Calculation Period	monthly
Balance Due Date	2024/11/02
Interest Rate	13% per annum
Payments	$11,375.00
Interest Adjustment Date	2023 11 02
Payment Date	2nd day, monthly
First Payment Date	2023 12 02
Last Payment Date	2024 11 02
Standard Charge Terms	200033
Insurance Amount	Full insurable value
Guarantor	1684567 Ontario Inc.

Signed By
Timothy Alex Petrou		200-9100 Jane Street, Building A	acting for	Signed 2023 10 30
		Vaughan	Chargor(s)
L4K 0A4
Tel	905-695-5300
Fax	905-695-5301
I have the authority to sign and register the document on behalf of the Chargor(s).

Submitted By
CIRILLO PETROU LAW PROFESSIONAL		200-9100 Jane Street, Building A	2023 11 02
CORPORATION		Vaughan
L4K 0A4
Tel	905-695-5300

LRO # 62 Charge/Mortgage	Receipted as WE1708028 on 2023 11 02	at 15:55
The applicant(s) hereby applies to the Land Registrar.	yyyy mm dd	Page 2 of 6

Submitted By

Fax 905-695-5301

Fees/Taxes/Payment
Statutory Registration Fee	$69.00
Total Paid	$69.00

File Number
Chargee Client File Number :	10362-23

ADDITIONAL PROVISIONS

1. POST-DATED CHEQUES

PROVIDED that the Chargors do hereby covenant and agree to provide to the each of the Chargees, upon the execution of this mortgage and thereafter during the term of this mortgage, a series of post-dated cheques each in the amount of the monthly installment due hereunder for the duration of the term of this mortgage as set out herein.

2. SALES CLAUSE

PROVIDED that if the Chargor, at any time, shall sell, transfer, convey or otherwise dispose of the herein described lands and building(s) without the prior consent of the Chargee at the Chargee's option, the within mortgage shall immediately become due and payable in full including interest to the maturity date of the mortgage herein set forth.

3. BY-LAW CONFORMITY AND OCCUPANCY CLAUSE

PROVIDED that if at any time, the said property and/or the building(s) located on the said property, do not comply with the municipal by-laws, or the by-laws of any other level of government and/or the building becomes unoccupied, then in either of these events the balance of the principal monies hereby secured, together with interest as herein provided shall forthwith become due and payable upon demand. PROVIDED further that nothing herein shall be construed so as to permit the Chargor the privilege of prepaying the said mortgage in whole or in part.

4. ADMINISTRATIVE FEES

a. In the event it is necessary for the Chargee to have a letter sent by the Chargee's solicitor to the Chargor because of default or non-payment, then the Chargor shall be charged the sum of $250.00 plus applicable taxes for such letter and such sum shall be a charge on the said lands and shall bear interest at the rate herein stated.

b. In the event of any of the Chargor's post-dated or pre-authorized cheques are not honoured when presented for payment to the Bank or Trust Company on which they are drawn, the Chargor shall pay to each of the Chargees for each such returned cheque the sum of $250.00 plus applicable taxes as a liquidated amount to cover each of the Chargees' administration costs and not as a penalty and such sum shall be a charge upon the said lands and shall bear interest at the rate hereinbefore stated.

c. In the event that the Chargor fails to provide proof of insurance on an annual basis, the Chargee is entitled to charge the Chargor the sum of $250.00 plus applicable taxes as an administrative fee.

d. Failure to provide post-dated cheques will result in default and the Chargee will be entitled to charge the Chargor the sum of $250.00 plus applicable taxes and in addition will be entitled to commence default proceedings at the expense of the Chargor with all costs including but not limited to legal fees on a solicitor and client basis to be added to the principal balance then outstanding as of the date the bill is submitted to the Chargee.

5. ADMINISTRATION FEES

a. In the event that the Chargee is required by the Chargor or is otherwise required to provide a mortgage statement, there shall be an administrative fee of $250.00 plus applicable taxes for each such statement.

b. The Chargee shall have the exclusive right to prepare and execute the Discharge of the Charge/Mortgage of Land. The Chargor shall pay an additional $350.00 plus applicable taxes to the chargee as an administrative fee for the preparation of the said Discharge of Charge.

6. PREPAYMENT

Provided that the Chargors are not in default herein, the Chargors have the right to prepay the whole amount of the principal herein then outstanding, upon a payment of TWO (2) months' interest on the principal being prepaid as of the date of prepayment, as a bonus and not as a penalty.

7. INTEREST CALCULATION

For the purpose of calculation of interest, any payment of principal received after 1:00 p.m. shall be deemed to have been received on the next following banking day.

8. RENT AND MANAGEMENT

PROVIDED also, and it is hereby further agreed by and between the Chargor and the Chargee, that should default be made by the Chargor in the observance or performance of any of the covenants, provisos, agreements or conditions contained in this Mortgage, the Chargee reserves the right to enter into the said lands and premises and to receive the rents and profits and to be entitled to receive in addition to all other fees, charges and disbursements to which the Chargee is entitled, a management fee so as to reimburse the Chargee for reasonable time and trouble in the management of the said lands and premises it being understood and agreed that in the circumstances a management fee equal to $100.00 plus applicable taxes per day is a just and equitable fee, having regard to all of the circumstances.

9. MATRIMONIAL HOME

PROVIDED that in the event that any part of the properties herein becomes the matrimonial home of either of the Chargors herein, then the monies secured hereby shall become due and payable unless the spouse of such party consents to this mortgage and releases to the Chargee his or her interest herein.

10. EXPROPRIATION

PROVIDED that if the said lands shall be expropriated by any government, authority, body or corporation clothed with the powers of expropriation, the amount of the principal hereby secured remaining unpaid shall forthwith become due and payable together with interest at the said rate to the date of payment and together with a bonus equal to the sum of three months interest at the said rate calculated on the remaining principal balance from the said date of payment to the date the said principal sum or balance thereof remaining unpaid would otherwise under the provision of this mortgage become due and payable.

11. DEFAULT PROCEEDINGS

The Chargor agrees that should the Chargee commence legal action due to default under the Charge/Mortgage of Land that the Chargee shall be entitled to charge an additional fee equivalent to three months interest.

12. DEFAULT OF OTHER CHARGES

In the event that the Chargor is in default in any other Charge/Mortgage of Land registered against the property herein charged, the Chargor shall be deemed to be in default under this Mortgage and the Chargee shall have all of the remedies contained herein for a default under this Charge/Mortgage of Land.

13. SEVERABILITY

Should any clause and/or clauses contained in the Charge/Mortgage of Land be found to be illegal, void as against public policy or unenforceable in law, the offending clause or clauses as the case may be, is and or are to be severed from this Charge/Mortgage of Land and deemed never to be part of this Charge/Mortgage of Land.

14. LEGAL PROCEEDINGS

The Chargor covenants and agrees that if collection or other legal proceedings are taken in connection with or to realize upon this security, an administrative fee of $3,500.00 plus applicable taxes shall be added to the Charge debt on each occasion such proceedings are so taken and said fee or fees, shall form a Charge upon the charged property in favour of the Chargee.

GUARANTORS CLAUSE

The Guarantor, in consideration of such advance or advances as the mortgagee may make under this mortgage and in consideration of the sum of One ($1.00) Dollar now paid to him by the mortgagee, the receipt whereof is hereby acknowledged:

1. Hereby covenants and agrees with the mortgagee, as principal debtor and not as surety, to well and truly pay or cause to be paid to the mortgagee the principal money, interest, taxes and all other monies which the mortgagor has by this mortgage covenanted to pay to the mortgagee or which are secured by this mortgage or intended so to be secured, the said payments to be made on the days and times and in the manner provided for in this mortgage;

2. Hereby further covenants and agrees to keep, observe and perform the covenants, terms, provisos, stipulations and conditions of this mortgage which are to be kept, observed and performed by the mortgagor and at all times to indemnify, protect and save harmless the mortgagee from all loss, costs and damage in respect of the advances of the mortgage money and every matter and thing contained in this mortgage;

3. Further agrees that the mortgagee may from time to time without notice to him extend the time for payment of all monies secured by this mortgage, amend the terms and times of payment and the rate of interest with respect to the said monies refrain from enforcing payment of the said monies, release any portion or portions of the mortgaged premises and waive or vary any of the covenants and conditions in this mortgage to be kept observed and performed by the mortgagor and grant any indulgence to the mortgagor in respect of any default by the mortgagor which may arise under this mortgage, and that notwithstanding any such act by the mortgagee, the guarantor shall be bound by the provisions of this mortgage until all of the monies secured under this said mortgage shall have been fully paid and satisfied;

4. Further acknowledges that the mortgagee may at any time grant or refuse any additional credit to the mortgagor, accept or release or renounce any collateral or other security, administer or otherwise deal with the land and premises described in this mortgage, take an assignment of the rentals with respect to the said lands and premises and apply any and all monies at any time received from the mortgagor or from any other person or from the proceeds of any securities given in connection with this mortgage in any manner the mortgagee may deem appropriate. The mortgagee may also utilize any and all insurance proceeds in reduction of the principal monies and interest secured, by this mortgage or for the refurbishing of the lands and premises or in any other manner that the mortgagee may in its absolute discretion deem advisable.

5. Agrees that all of the matters mentioned herein may be performed by the mortgagee without notice to him, the guarantor, without releasing or in any way modifying, altering, varying or in any way affecting the liability of the guarantor hereunder; and

6. Agrees that all of the covenants and agreements of him the guarantor, contained herein shall be binding upon him and his respective heirs, executors, administrators, and assigns and shall accrue to the benefit of the mortgagee, its successors and assigns and that his liability as guarantor hereunder and the liability of his executors, administrators and assigns shall be joint and several.

Collateral Provisions

The Chargor and Chargee herein agree that this Charge is given as collateral security to a charge of even date, with identical terms and conditions, made by 1684567 ONTARIO INC., as Chargor, in favour of R. WILLIAMSON CONSULTANTS LTD., P.I.C.K.S. INC., and 2654666 ONTAIRO INC., as Chargee, and registered against the lands and premises legally described as 704 Phillipston Road, Belleville and 704 Phillipston Rd., Roslin (PINS 40532- 0041LT; 40532-0032LT; 40532-0031LT; 40532-0033LT) ("Phillipston Charge").

PROVIDED that all payments made under the said Phillipston Charge shall constitute payments under the charge herein and all payments made under the charge herein shall constitute payments under the said Phillipston Charge. Upon payment of the principal and interest secured hereunder in accordance with the terms and conditions hereof, a discharge of charge/mortgage shall be given to the Chargor by the Chargee in respect of the charge herein and the Phillipston Charge.